Exhibit 99.1

Reed’s Inc. Announces $7.9 Million Registered Direct Offering

NORWALK, CT, May 5, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced that it has entered into a stock purchase agreement relating to a registered direct offering in which the Company would sell up to 6,680,000 shares of its common stock at a price of $1.18 per share for gross proceeds of approximately $7.9 million.

Roth Capital Partners, served as sole placement agent for the transaction. After the placement agent fees and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $7.4 million. The offering is expected to close on May 7, 2021, subject to customary closing conditions.

Reed’s intends to use the proceeds to fund working capital and for general corporate purposes, including supporting additional distribution opportunities as the Company continues executing against its strategic plan.

The shares described above are being offered by Reed’s Inc. pursuant to a registration statement on Form S-3 (Registration No. 333-229105), previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Premium, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. Reed’s recently introduced Reed’s Real Ginger Ale in both full and zero sugar versions that contain 2,000 mg of fresh ginger. The company uses this same handcrafted approach in its award-winning Virgil’s™ line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Investor Relations

Reed Anderson, ICR

(646) 277-1260

ir@reedsinc.com

www.reedsinc.com